Exhibit 99.1

Mary T. McDowell Appointed to Bazaarvoice Board of Directors

AUSTIN, Texas, December 15, 2014 – Bazaarvoice, Inc. (Nasdaq: BV), the network connecting brands and retailers to the authentic voices of consumers wherever they shop, today announced the appointment of Mary T. McDowell to its board of directors, effective December 10, 2014.

“We are extremely pleased to welcome Mary to Bazaarvoice’s board of directors,” said Gene Austin, CEO and president of Bazaarvoice. “Mary brings a distinguished record of optimizing corporate and product strategies to achieve growth potential, and her forward thinking will add a unique perspective to help build new business for Bazaarvoice. We look forward to benefiting from her invaluable experience running successful technology businesses serving both enterprise companies and individual consumers.”

“Bazaarvoice sits at the intersection of online and in-store shopping, social networking, and marketing intelligence,” said McDowell. “The company has a compelling vision that promises to connect businesses with consumers in new ways, and I am honored to be working with the Bazaarvoice board and management team as we continue on this exciting journey.”

Ms. McDowell is widely respected as an industry innovator and currently holds board positions with Autodesk, Inc. and UBM plc. She served as a member of the Nokia Leadership Team for nine years until 2012, and also served on the board of NAVTEQ Corporation from 2008 until 2010. During her tenure at Nokia, she held the positions of executive vice president for Mobile Phones (2010 – 2012), executive vice president and chief development officer of Nokia Corporation (2008 – 2010), and executive vice president and general manager of Enterprise Solutions (2004 – 2007). Before joining Nokia, Ms. McDowell was senior vice president of Strategy and Corporate Development at Hewlett Packard Company. Her 17-year career at HP and Compaq Computer included serving for five years as senior vice president of the Industry Standard Server Group, leading a multi-billion dollar business and the world’s largest server franchise.

About Bazaarvoice

Bazaarvoice is a network that connects brands and retailers to the authentic voices of people where they shop. Each month, more than 500 million people view and share authentic opinions, questions, and experiences about tens of millions of products in the Bazaarvoice network. The company’s technology platform amplifies these voices into the places that influence purchase decisions. Network analytics help marketers and advertisers provide more engaging experiences that drive brand awareness, considerations, sales and loyalty. Headquartered in Austin, Texas, Bazaarvoice has offices across North America, Europe, and Asia-Pacific. For more information, visit http://www.bazaarvoice.com, read the blog at www.bazaarvoice.com/blog, and follow us on Twitter at www.twitter.com/bazaarvoice.

Media Contact:	Investor Relations Contact:
Matt Krebsbach	Linda Wells
Bazaarvoice, Inc.	Bazaarvoice, Inc.
512-551-6612	415-489-6045
matt.krebsbach@bazaarvoice.com	linda.wells@bazaarvoice.com

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